                                                                   EXHIBIT 12.1


                               Statement Regarding
     Computation of Deficiency of Earnings Available to Cover Fixed Charges

                                                                                              Nine Months Ended
                                                      Year Ended December 31,                    September 30,
                                                 -----------------------------------       -----------------------

                                                 1995           1996           1997           1997           1998
                                                 -----------------------------------       ------------------------

Pretax Loss ...............................     (6,502)       (15,969)       (29,689)       (15,675)       (33,351)
Adjustments: Fixed charges ................          9            153         12,826          4,593         23,419
                                               -------        -------        -------        -------        -------
   Adjusted earnings from
   continuing operations ..................     (6,493)       (15,816)       (16,863)       (11,082)        (9,932)
Interest expense from
indebtedness, including
amortization of discount ..................          9            153         12,826          4,593         23,419
                                               -------        -------        -------        -------        -------
    Total fixed charges ...................          9            153         12,826          4,593         23,419
Deficiency of earnings
available to cover fixed
charges ...................................     (6,502)       (15,969)       (29,689)       (15,675)       (33,351)
                                               =======        =======        =======        =======        =======